Exhibit 10.15

May 13, 2013

Mr. David Dugas, Chairman
ESP Resources, Inc.
9595 Six Pines Drive Suite 6305
The Woodlands, TX  77380

To the Chairman and Board of Directors of ESP Resources, Inc.:

Please accept this as my letter of resignation as a member of the Board of Directors of ESP Resources, effective immediately.  Due to the increasing need for my time at my company, I am unable to commit the needed to time toward my role as a director of ESP Resources.

I have enjoyed working with you and wish the company the greatest success in the future.

Respectively,

/s/ William M Cox
William M. Cox